Exhibit 99.1
FOR IMMEDIATE RELEASE
November 21, 2006
NYSE Symbol: CPK
CHESAPEAKE UTILITIES CORPORATION CLOSES OFFERING
OF 600,300 SHARES OF COMMON STOCK
DOVER, DE — Chesapeake Utilities Corporation announced today that it has completed a public offering of 600,300 shares of its common stock at a price per share of $30.10.
The Company plans to add the net proceeds of approximately $17.2 million, after deducting underwriting commissions and expenses from the sale of the common stock, to its general funds to be used to repay a portion of the Company’s short-term debt under unsecured lines of credit. Short-term debt has been used to temporarily finance the Company’s utility expansion projects.
Robert W. Baird & Co. Incorporated acted as lead book-running manager for the offering and A.G. Edwards & Sons, Inc. acted as co-lead manager. The underwriters can purchase an additional 90,045 shares pursuant to the exercise of the over-allotment option. This option expires on December 15, 2006.
Copies of the final prospectus supplement may be obtained from Robert W. Baird & Co. Incorporated Syndicate Department, 777 East Wisconsin Avenue, Milwaukee, WI 53202, or by calling 1-800-RWBAIRD (1-800-792-2473).
Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane distribution and wholesale marketing, advanced information services and other related businesses. Information about Chesapeake’s businesses is available at www.chpk.com.
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FOR MORE INFORMATION:
Michael P. McMasters
Senior Vice President and Chief Financial Officer
302.734.6799
Beth W. Cooper
Vice President, Treasurer and Corporate Secretary
302.734.6022